Exhibit I

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement under Schedule B of the Asian Infrastructure Investment Bank of our reports dated March 24, 2021 and March 23, 2022 relating to management’s assessment of the effectiveness of internal control over financial reporting as at December 31, 2020 and 2021, and our audits of the financial statements as at and for the years ended December 31, 2020 and 2021, which appear in Exhibit 2 of the Asian Infrastructure Investment Bank’s Annual Reports on Form 18-K for the fiscal years ended December 31, 2020 and 2021, respectively. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Hong Kong, China

July 25, 2022

PricewaterhouseCoopers, 22/F Prince’s Building, Central Hong Kong SAR, China

T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com